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                                                                   EXHIBIT 3.1.6

                                    RESTATED
                          CERTIFICATE OF INCORPORATION
                                       OF
                          WESTLAKE CHEMICAL CORPORATION

                   [ORIGINALLY INCORPORATED SEPTEMBER 3, 1991
                   UNDER THE NAME WESTLAKE VINYL CORPORATION]

                                    ARTICLE I

            The name of the corporation is WESTLAKE CHEMICAL CORPORATION.

                                   ARTICLE II

            The registered agent of the corporation is The Corporation Trust Company. The address of such registered office in the State of Delaware is the Corporation Trust Center, 1209 Orange Street in the City of Wilmington, County of New Castle, Delaware 19801.

                                   ARTICLE III

            The nature of the business or purposes to be conducted or promoted by the corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware.

                                   ARTICLE IV

            The total number of shares which the Corporation has the authority to issue is Ten Thousand (10,000) shares of Common Stock at a par value of One and No/100 Dollars ($1.00) each ("Common Stock"), and 1,000 shares of Preferred Stock, without par value.

            The Corporation may issue one or more series of Preferred Stock. The Board of Directors is hereby vested with authority from time to time to establish and designate such series, and to fix and determine the relative rights and preferences of the shares of any series, and to increase or decrease the number of shares within each series; provided that the Board of Directors may not decrease the number of shares within a series below the number of shares within such series that is then issued and outstanding. The voting powers, designations, preferences, rights and qualifications, limitations or restrictions of any series of Preferred Stock may be set forth in a certificate of designations provided for in a resolution or resolutions adopted by the Board of Directors.

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                                    ARTICLE V

            The name and mailing address of the incorporator are as follows:

                                 Bob Casey, Jr.
                                2900 South Tower
                                 Pennzoil Place
                            Houston, Texas 77002-2781

                                   ARTICLE VI

            The name and mailing address of the person who is to serve as the director of the corporation until the first annual meeting of the stockholders of the corporation or until a successor is elected and qualified is as follows:

                                 Bob Casey, Jr.
                                2900 South Tower
                                 Pennzoil Place
                            Houston, Texas 77002-2781

                                   ARTICLE VII

            In furtherance and not in limitation of the powers conferred by statute, the board of directors is expressly authorized to adopt, amend or repeal the bylaws of the corporation.

                                  ARTICLE VIII

            Elections of directors need not be by written ballot unless the bylaws of the corporation shall so provide.

            All action required to be taken or which may be taken at any annual or special meeting of stockholders of the corporation may be taken without a meeting, and the power of stockholders to consent in writing, without a meeting, to the taking of any action is specifically granted.

            Meetings of stockholders may be held within or without the State of Delaware, as the bylaws may provide. The books of the corporation may be kept (subject to any provision contained in the statutes of the State of Delaware) outside the State of Delaware at such place or places as may be designated from time to time by the board of directors or in the bylaws of the corporation.

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                                   ARTICLE IX

            A director of this corporation shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the Delaware General Corporation Law as the same exists or may hereafter be amended. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

                                    ARTICLE X

            The corporation reserves the right to amend, alter or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by the laws of the State of Delaware, and to add additional provisions authorized by such laws as are then in force. All rights conferred on the directors or stockholders of the corporation herein or in any amendment hereof are granted subject to this reservation.

                                   ARTICLE XI

            (a) Right to Indemnification. Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "proceeding"), by reason of the fact that he or she is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director or officer of another corporation or of a partnership, joint venture, trust or other enterprise, including each subsidiary of the Corporation, and also including service with respect to an employee benefit plan (collectively, "related entities") (such person, hereinafter an "indemnitee"), whether the basis of such proceeding is alleged action in an official capacity as a director, officer, or in any other capacity while serving as a director or officer, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the Delaware General Corporation Law, as the same exists or may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than such law permitted the Corporation to provide prior to such amendment), against all expense, liability and loss (including attorneys' fees, judgments, fines, ERISA excise taxes or penalties and amounts paid in settlement) reasonably incurred or suffered by such indemnitee in connection therewith; provided, however, that, except as provided in paragraph (c) hereof with respect to proceedings to enforce rights to indemnification, the Corporation shall indemnify any such indemnitee in connection with a proceeding (or part thereof) initiated by such indemnitee only if such proceeding (or part thereof) was authorized by the board of directors of the Corporation.

            (b) Right to Advancement of Expenses. In addition to the right to indemnification conferred in paragraph (a) of this Section, an indemnitee shall also have the right to be paid by the Corporation the reasonable expenses (including attorneys' fees) incurred in defending any such proceeding in advance of its final disposition (hereinafter an "advancement of expenses"); provided, however, that: (i) each counsel engaged by such indemnitee shall be reasonably

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acceptable to the Corporation; (ii) if the Delaware General Corporation Law
requires, an advancement of expenses incurred by an indemnitee in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such indemnitee, including, without limitation, service to an employee benefit plan) shall be made only upon delivery to the Corporation of an undertaking (hereinafter an "undertaking"), by or on behalf of such indemnitee, to repay all amounts so advanced if it shall ultimately be determined by final judicial decision from which there is no further right to appeal (hereinafter a "final adjudication") that such indemnitee is not entitled to be indemnified for such expenses under this Section or otherwise; and (iii) if the Corporation shall have advanced expenses to a director or officer pursuant to the foregoing, then, subject to paragraph (c) below, if such person brings a claim, suit, or other proceeding against the Corporation and/or its related entities and/or their directors and/or officers with respect to any matter directly or indirectly arising from, related to, or connected with the subject-matter of the indemnity, such person shall be obligated to reimburse the Corporation for such advanced expenses and to forego the right to receive any further advancement of expenses as long as such claim, suit, or other proceeding is being pursued. The rights to indemnification and to the advancement of expenses conferred in paragraphs (a) and (b) of this Section shall be contract rights and such rights shall continue as to an indemnitee who has ceased to be a director or officer and shall inure to the benefit of the indemnitee's heirs, executors and administrators.

            (c) Right of Indemnitee to Bring Suit. If a claim under paragraph
(a) or (b) of this Section is not paid in full by the Corporation within sixty days after a written claim has been received by the Corporation, except in the case of a claim for an advancement of expenses, in which case the applicable period shall be twenty days, the indemnitee may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim. If successful in whole or in part in any such suit, or in a suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the indemnitee shall be entitled to be paid also the expense of prosecuting or defending such suit. In (i) any suit brought by the indemnitee to enforce a right to indemnification hereunder (but not in a suit brought by the indemnitee to enforce a right to an advancement of expenses) it shall be a defense that, and (ii) in any suit brought by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the Corporation shall be entitled to recover such expenses upon a final adjudication that, the indemnitee has not met any applicable standard for indemnification set forth in the Delaware General Corporation Law. Neither the failure of the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such suit that indemnification of the indemnitee is proper in the circumstances because the indemnitee has met the applicable standard of conduct set forth in the Delaware General Corporation Law, nor an actual determination by the Corporation (including its directors who are not parties to such action, a committee of such directors, independent legal counsel, or its stockholders) that the indemnitee has not met such applicable standard of conduct, shall create a presumption that the indemnitee has not met the applicable standard of conduct or, in the case of such a suit brought by the indemnitee, be a defense to such suit. In any suit brought by the indemnitee to enforce a right to indemnification or to an advancement of expenses hereunder, or by the Corporation to recover an advancement of expenses pursuant to the terms of an undertaking, the burden of proving that the indemnitee is not entitled to be indemnified, or to such advancement of expenses, under this Section or otherwise shall be on the Corporation.

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            (d) Non-Exclusivity of Rights. The rights to indemnification and to the advancement of expenses conferred in this Section shall not be exclusive of any other right which any person may have or hereafter acquire under any statute, this certificate of incorporation, bylaw, agreement, vote of stockholders or directors or otherwise.

            (e) Insurance. The Corporation may, but shall not be obligated to, maintain insurance, at its expense, to protect itself and any director, officer, employee or agent of the Corporation or another corporation, partnership, joint venture, trust or other enterprise against any expense, liability or loss, whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the Delaware General Corporation Law.

            (f) "Officer". For the purpose of the foregoing paragraphs (a) through (e), the word "officer" shall mean the president, the treasurer, the secretary, and each vice president of the Corporation and each of its related entities (and all variants of the preceding positions such as assistant treasurer, assistant secretary, senior vice president, and similar modifications), in each case elected or appointed pursuant to proper corporate authority, and each other person designated by the President of the Corporation from time to time as constituting an "officer" for the purpose of such paragraphs.

            IN WITNESS WHEREOF, this Restated Certificate of Incorporation, which restates and integrates and does not further amend the provisions of the Corporation's Certificate of Incorporation and having been duly adopted by the Board of Directors and Stockholders of the Corporation in accordance with the provisions of Sections 242 and 245 of the General Corporation Laws of the State of Delaware, has been executed this 1st day of March, 2004 by Albert Chao, its authorized officer.

                                    By:                  /s/
                                       ----------------------------------------
                                                     Albert Chao

                                    Title:           President

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